Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces Resignation of Chief Financial Officer
ATLANTA, GA — May 11, 2009 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced that Peter Limeri, the Company’s Chief Financial Officer and Treasurer, will be resigning from the Company, effective May 31, 2009, to pursue another opportunity. Mr. Limeri will remain with the Company through the end of May to assist in the transition of his duties to his successor. The Board of Directors has determined that Robert B. Lee, the Company’s Controller, will succeed Mr. Limeri by appointment to the additional roles of Chief Financial Officer and Treasurer.
“Pete has made many valuable contributions to PRG-Schultz during his years of service with the Company,” said Romil Bahl, President and CEO of PRG-Schultz. “We wish Pete the very best. We are fortunate to have someone with the skills, talent and experience of Bob Lee to succeed Pete as the Company’s CFO. I look forward to working with Bob as he transitions into his new role and we continue working together to create value for our shareholders.”
Bob Lee has nearly 30 years of finance and accounting experience in both public accounting firm and public company settings. He joined the Company as Controller in January, 2006. Mr. Lee’s previous experience includes service in a dual role of CFO and Controller of Buckhead America Corporation, a public company spin-off of Days Inns of America, and prior to that he served as Corporate Controller at Days Inns. Before Days Inns, Mr. Lee was a Senior Manager with KPMG Peat Marwick.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the resignation of Mr. Limeri and the appointment of Mr. Lee as his successor. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2009. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464